Exhibit 99.B(h)(7)(a)

SUB-ADMINISTRATION AND SUB-FUND
ACCOUNTING SERVICES AGREEMENT

VICTORY CAPITAL MANAGEMENT INC.

(re: Victory Portfolios, Victory Portfolios II and

Victory Variable Insurance Funds)

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.                                      DEFINITIONS

2.                                      SERVICES AND RELATED TERMS AND CONDITIONS

3.                                      INSTRUCTIONS

4.                                      COMPLIANCE WITH LAWS; ADVICE

5.                                      COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.                                      SCOPE OF RESPONSIBILITY

7.                                      INDEMNITY

8.                                      FEES AND EXPENSES

9.                                      REPRESENTATIONS

10.                               TERM AND TERMINATION

11.                               INSURANCE

12.                               GOVERNING LAW AND ARBITRATION

13.                               MISCELLANEOUS

Schedule 1                                    Definitions

Schedule 2                                    Services

Schedule 3                                    Dependencies

Schedule 4                                    Fees and Expenses

Schedule 5                                    Service Standards

Schedule 6                                    List of Funds

THIS SUB-ADMINISTRATION AND SUB-FUND ACCOUNTING SERVICES AGREEMENT is made effective October 1, 2015, by and between Victory Capital Management Inc., a corporation organized under the laws of New York, (“VCM” or the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

WHEREAS, the Client acts as administrator and fund accountant for Victory Portfolios, Victory Portfolios II and Victory Variable Insurance Funds (each, a “Trust”), each an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, pursuant to a Sub-Administration And Sub-Fund Accounting Agreement dated July 1, 2006 between the Parties (as amended, the “Original Agreement”), the Service Provider has been providing Administration and Fund Accounting Services to the Client with respect to the Funds;

WHEREAS, the Parties wish to enter into a new agreement superseding the Original Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the parties hereto agree as follows:

1.                          DEFINITIONS

Schedule 1 contains capitalized terms that have the meanings set forth therein.  Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.                          SERVICES AND RELATED TERMS AND CONDITIONS

(A)                   Services.  The Services are described in Schedule 2 (the “Services Schedule”).  The Service Provider will perform the Services for the funds listed in Schedule 6 (each, a “Fund”) in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term.  The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)                   Service Changes.  The Service Provider will be obliged to perform only those Services set forth in the Services Schedule.  The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule.  The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change.  The foregoing process is the “Change Control Process.”

(C)                   Provision of Information; Cooperation.  In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and the Funds, as applicable, and any amendments thereto.  Client requests to make a material change to the Services necessitated by a change to the Client’s or the Funds’ Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)                   Dependencies.  Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service to that extent that such failure was caused by  one or more of the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services so long as Service Provider informs Client of that fact when the Service is requested; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services assuming such failure or inability had not so occurred) to the extent that they are reasonably incurred and agreed upon in advance between the Parties.  Service Provider will not be obligated to incur any extraordinary costs absent agreement between the Parties on payment of such costs.  For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.  The Service Provider will use commercially reasonable efforts to minimize the adverse effects to the Client or the Funds of any Force Majeure Event.

(E)                    Information and Data Sources; Liability for Third Parties.  For purposes of this Agreement:

(i)                         as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client or the Funds (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client, the Funds, or Customers (“Intermediaries”).  The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)                      Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)                   the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client, the Funds or Customers (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about Client, the Funds or Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client, the Funds or Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)                  the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”).  The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers and will provide Client with notice of any such appointment in advance and with such information that Client may reasonably request relating to the proposed Administrative Support Provider, including without limitation any information of the type requested of Service Provider as described in Section 2(E).  Each Administrative Support Provider is subject to all confidentiality, information security, and insurance requirements of this Agreement, as applicable given the nature of the services provided by such Administrative Support Provider. It is the responsibility of Service Provider to facilitate compliance by its Administrative Support Providers.

(F)                     Other Services and Activities.  The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons.  Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so.  Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client or Funds are authorized to invest (for itself or Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

(G)                   Service Standards. Service Provider shall perform the Services in accordance with the standards set forth in Schedule E. Additional standards that the parties mutually agree upon may also be added at any time. For the avoidance of doubt, the standards set forth in Schedule 5 are intended by the parties to help ensure service quality and the termination provision set forth in Schedule 5 shall be Client’s sole remedy for a failure to meet the service standards unless such failure is also an independent breach by Service Provider of its standard of care as described in Section 6.

(H)                  Supplemental Information. Service Provider will make available to Client for its review, a copy of any Statement on Standards for Attestation Engagements (SSAE) No. 16 audit reports for Reporting on Controls at a Service Organization, or comparable successor report.  Service Provider agrees to provide such supplemental information concerning those aspects of its operations that are relevant to the Services that Client may reasonably request from time to time, including, without limitation, information concerning Service Provider’s disaster recovery and business continuity plans.

3.                          INSTRUCTIONS

(A)                   Medium of Transmission.  Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)                   Security Procedures.  The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”).  The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client.  The Service Provider may act on an Instruction if it reasonably believes such Instructions have been submitted by an Authorized Person and contain sufficient information.

(C)                   Requests for Instructions.  The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)                   Reliance.  The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change).  The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client or Funds, as applicable.

(E)                    Cut Off Times.  The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day.   Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)                     Deemed Delivery Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence.  Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting.  In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.                          COMPLIANCE WITH LAWS; ADVICE

(A)                   Compliance.  The Service Provider will comply in all material respects with all Laws that it is subject to.  The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services.  Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)                   No Fiduciary etc.  The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as the Fund’s independent accountants or auditors.

(C)                   Laws Applicable to the Client.  Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client or Funds, as applicable, with any Laws applicable to the Client or Funds; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those specified in this Agreement.

(D)                   Advice of Experts.  About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party).  Any costs related to such advice from external counsel or independent accountants will be borne by the Client to the extent that they have been reasonably incurred and agreed upon in advance between the Parties.  For the avoidance of doubt, the Parties agree that Service Provider is not seeking advice for purposes of this Section when it distributes information to a Fund’s counsel or independent accountants in the ordinary course of business (e.g., draft registration statement or draft financial statements).  The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.                          COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)                   Communications and Statements.  Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy.  The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client.  Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)                   Records and Access.  Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable and timely access to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records.  Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records, subject to an ongoing duty to of confidentiality.

(C)                               Confidentiality.  The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client and Funds to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, (“Representatives”) which are bound by a comparable confidentiality obligation; provided that such transfer or disclosure  is made on a need to know basis for confidential use  solely in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such Representative may transfer or disclose any such information (i) to the applicable Fund or Fund’s accountants, (ii) to the Client’s or Funds’ Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority in connection with a routine request or examination of which the Client or the Funds is not the focus or pursuant to applicable Law. For the avoidance of doubt, neither Service Provider, its Representatives or its or their employees or agents shall use any Confidential Information for its or their own economic gain. Service Provider shall be responsible for any breach of this provision by any of its Representatives.

(D)                   Proprietary Information.

(i)                         The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party.  The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement, as required by any Governmental Authority in connection with a routine request or examination of which Citigroup or such third party is not the focus, as applicable,  or pursuant to applicable Law.  Subject to applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information.

(ii)                      Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client or a Fund (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client or a Fund (“Portfolio Data”) constitute proprietary information of substantial value to the Client and the Funds.  The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)                    Use of Name.  Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes.  Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(F)                     Communications to Customers.  Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client or the Funds of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval.  The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals.   If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

(G)                   Privacy.  Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”).  Service Provider agrees: (i) not to disclose or use such information except as required to carry out Service Provider’s duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.                          SCOPE OF RESPONSIBILITY.

(A)                   Standard of Care.  The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).  The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)                   Responsibility for Losses.  Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), the Service Provider will not be liable to the Client for any damages or losses save for those resulting from any action taken or omitted by the Service Provider or any Administrative Support Provider in

the absence of bad faith, willful misfeasance, negligence or reckless disregard by the Service Provider or the Administrative Support Provider of its obligations and duties.

(C)                   Limitations on Liability.

(i)                         The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule.  The Service Provider will have no implied duties or obligations.  Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)                      The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)                   Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)                  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT.  SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)                     Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed one and a half times the total amount of compensation paid to Service Provider under this Agreement (or the predecessor agreement between the Parties) during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred.  Should Service Provider be liable to Client during the Initial Term for any such losses, claims, suits, controversies, breaches or damages, then the Parties agree to negotiate in good faith at the end of the Initial Term regarding Service Provider’s remaining cumulative liability.

(D)                   MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.                          INDEMNITY.

(A)                   Indemnity by the Client.  The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”)  for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)                         this Agreement, except to the extent such a Loss resulted from the bad faith, willful misfeasance, negligence or reckless disregard by the Service Provider or the Administrative Support Provider of its obligations and duties, in each case in connection with the Services; or

(ii)                      any alleged untrue statement of a material fact contained in any Offering Document of the Client or Funds or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)                   Indemnity by the Service Provider. Service Provider will indemnify the Client, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Client or such person in any action or proceeding between the Client and the Service Provider or between the Client and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Client in connection with or arising out of Service Provider’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

(C)                   Notice of Indemnifiable Claim. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not affect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

(D)                   Legal Counsel and Expenses; Settlement. The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder. The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not affect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

8.                          FEES AND EXPENSES

(A)                   Fee Schedule.  The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement.

(B)                   Expenses. Except as provided herein, Service Provider shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(C)                   Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client, the Funds or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets.  The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

(D)                   Service Provider agrees that if (A) Service Provider enters into a Comparable Agreement with a new customer after the date hereof and (B) Service Provider charges an overall fee under such Comparable Agreement lower than the overall fee rate charged to the Client, Service Provider will notify Client of such arrangement and shall offer the same overall fee rate to the Client. For purposes of the foregoing, a “Comparable Agreement” shall be any agreement with another customer that is equivalent to all the agreements, including this Agreement, that Service Provider has entered into regarding the Trusts and Victory Institutional Funds taking into account (A) the type and volume of services being provided, including the number and type of funds, classes and intermediaries through which the funds are distributed, (B) fees and fee minimums, including breakpoints and service credit arrangements (if applicable), (C) the term and termination rights of the parties, (D) the allocation of material liability and other risks under the services agreement and (E) the scope, depth and terms of the overall business relationship between (i) Service Provider and its affiliates and (ii) such other customer and its affiliates. For purposes of the foregoing, a Comparable Agreement shall not include any agreement with a customer of the Citigroup Organization that becomes a customer of the Citigroup Organization through the acquisition by Citigroup Organization or any affiliate of Citigroup Organization of (i) all or a portion of the assets (including service contracts) of or (ii) an equity interest in another, non-affiliated fund accounting, fund administration or transfer agency business.

9.                          REPRESENTATIONS

(A)                   General.  The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)                         It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)                      It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)                   This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)                  Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)                     Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)                  Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)                   Client.  The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)                         Apart from the Trusts, where the Client acts as an agent on behalf of any of its own clients (i.e., investors receiving advisory services directly from the Client), whether or not expressly identified to the Service Provider from time to time, any such investors will not be customers or indirect customers of the Service Provider for purposes of this Agreement;

(ii)                      It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement; and

(iii)                   Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client.

(iv)                  This Agreement will be presented to the Trusts’ Board of Trustees.

(C)                   Service Provider.  The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)                         it maintains commercially reasonable, written comprehensive data security and business continuity controls and plans that are in compliance with applicable federal and state laws and that would be standard for professionals for hire providing services similar to the Services,

(ii)                      it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.                   TERM AND TERMINATION

(A)                                Term.  This Agreement will begin on the Effective Date and have an initial term ending on September 30, 2018 (the “Initial Term”).  Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)                                Termination.  Subject to Section 10(C):

(i)                         Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).  Any merger, reorganization or liquidation involving a Trust shall not be deemed a termination of this Agreement so long as such merger, reorganization or liquidation does not materially reduce the assets and/or accounts serviced by Service Provider pursuant to this Agreement.

(ii)                      Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iii)                   This Agreement may be further terminated by either party immediately in the event of:

(a)         the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)         the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(C)                                           Termination-Related Obligations. Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder. In this regard, Service Provide agrees to provide its reasonable cooperation, which shall include without limitation, timely and prompt assistance with carrying out the transfer and charging only the costs associated with any such transfer.  If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records.  Service Provider shall be entitled to destroy the Client Records if: (a) Client has not given Instructions to deliver the Client Records at the end of twelve calendar months after termination or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees.  The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)                               Surviving Terms.  The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.                               INSURANCE.

Service Provider shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder.  Service Provider shall have the option, either alone or in conjunction with Citigroup, Service Provider’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Service Provider or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section.  Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section.  If Cit elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

12.                   GOVERNING LAW AND ARBITRATION

(A)                   Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)                   Arbitration.  To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at FINRA (even though neither party hereto may be a FINRA member).  Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered inany state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

(C)                   Sovereign Immunity.  The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

13.                   MISCELLANEOUS

(A)                   Entire Agreement; Amendments.  This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written, including the Original Agreement.  In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail.   Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)                   Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)                   Waiver of Rights.  Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right.  Any waiver of any right will be limited to the specific instance.  The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)                   Recordings.  The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)                    Assignment.  No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate, provided that in such case the successor entity agrees in writing to assume the assignor’s obligations hereunder.

(F)                     Headings.  Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)                   Counterparts.  This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)                  Third Party Beneficiaries or Joint Venture.  Aside from the Trusts, there are no third party beneficiaries to this Agreement.  This Agreement does not create a joint venture or partnership between the Parties.

(I)                       Certain Communications.  The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

(J)                     Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to VCM, to it at Victory Capital Management Inc., 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144 Attn: Chris Dyer, with a copy to Michael Policarpo, and to Jay G. Baris, Esq., Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019; and if to Service Provider, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, with a copy to General Counsel, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.		Victory Capital Management Inc.

By:	/s/ Jay Martin	By:	/s/ Michael Policarpo

Name:	Jay Martin	Name:	Michael Policarpo

Title:	President	Title:	Chief Financial Officer

Date:	May 9, 2016	Date:	May 9, 2016

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.  Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an affiliate of Service Provider.

“Business Day” means any day on which the NYSE is open for business.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner.  For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)                                     information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)                                  information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)                               any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

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“Customer” means any Person to whom the Client sells, directly or indirectly, securities, products or services, the sale or servicing of which are supported by the Services provided under the Agreement, including Fund shareholders.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.

“Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.

“Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

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“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

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Schedule 2 to Services Agreement — Services

Appendix A — Sub-Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client with respect to the Funds, and will use reasonable efforts to provide the Services consistent with any applicable provisions under federal securities laws and subject to the terms and conditions of the Agreement (including the Schedules).

I.                            Services

1.                                      Calculate contractual Trust expenses and make and control all disbursements for the Trusts, subject to review and approval of an officer of the Trusts or other authorized person including administration of trustee and vendor fees and compensation on behalf of the Trusts, and as appropriate;

2.                                      Calculate all capital gain and distribution information relating to the Funds and its shareholders;

3.                                      Intentionally omitted.

4.                                      Prepare drafts of the annual report to Shareholders and certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trusts’ Form N-SAR; and file all required notices pursuant to Rule 24f-2;

5.                                      Coordinate with the Trusts’ transfer agent with respect to the payment of dividends and other distributions to Shareholders;

6.                                      Calculate performance data of the Funds for dissemination to information services covering the investment company industry;

7.                                      Coordinate the filing of the Trusts’ tax returns, including federal, state, local and excise tax returns; issue all tax-related information to shareholders, including IRS Form -1099 and other applicable tax forms;

8.                                      Make available appropriate individuals to serve as officers of the Trusts (to serve only in ministerial or administrative capacities relevant to the Service Provider’s services hereunder, except as otherwise provided in this Agreement), upon designation as such by the Boards;

9.                                      Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

10.                               Monitor and advise the Trusts and their Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

11.                               Assist the Trusts in developing portfolio compliance procedures for each Fund. The Service Provider, together with VCM, will also provide the Boards with quarterly results of compliance reviews;

12.                               Provide assistance and guidance to VCM with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Trusts, and assisting in strategic planning in response thereto. Assistance to be provided at VCM’s request with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates.

13.                               Provide appropriate assistance with respect to audits conducted by the Funds’ independent accountants

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including compiling data and other information as necessary;

14.                               Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trusts shall request and the parties shall agree in writing;

15.                               To assist the Trusts in connection with its obligations under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (“SO Laws”), the Service Provider will internally establish and maintain its own controls and procedures (“Service Provider internal controls”) designed to ensure that information recorded, processed, summarized, or reported by the Service Provider on behalf of the Trusts and included in Reports is (a) recorded, processed, summarized, and reported by the Service Provider within the time periods specified in the SEC’s rules and forms and the disclosure controls and procedures of the Trusts (“Trust DCPs”), and (b) communicated to the relevant Certifying Officers consistent with the Trust DCPs. Solely for the purpose of providing any Certifying Officer with a basis for certification, the Service Provider will (i) provide a sub-certification with respect to the Services during any fiscal period in which the Service Provider served as financial administrator to the Trust consistent with the requirements of the certification required under SO Laws and/or (ii) inform the Certifying Officers of any reason why all or part of such certification would be inaccurate. In rendering any such sub-certification, the Service Provider may (a) limit its representations to information prepared, processed and reported by the Service Provider; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trusts, including all Other Providers to the Trusts, and compliance by such officers and agents with the Trust DCPs; and (c) assume that the Trusts have selected the appropriate accounting policies for the Fund(s); VCM shall assist and cooperate with the Service Provider (and shall cause its officers, and Other Providers to assist and cooperate with the Service Provider) to facilitate the delivery of information requested by the Service Provider in connection with the preparation of the Trusts’ Form N-CSR, and Form N-Q, including Trust financial statements, so that the Service Provider may submit a draft Report to the DCP Committee prior to the date the relevant Report is to be filed;

16.                               File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year;

17.                               Provide financial information for (i) the annual updates to each Trust’s registration statement on Form N-1A; and (ii) supplements to the Trust’ Prospectuses and SAIs;

18.                               Notify VCM and Fund counsel of all Trust documents filed by the Service Provider with the SEC; and

19.                               Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Boards;

20.                               Service Provider shall make an employee available to the Trusts to serve, upon designation as such by the Board, as the Identity Theft Officer of the Trusts or such other title to perform similar functions. Service Provider’s obligation in this regard shall be met by providing an appropriately qualified employee of Service Provider (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed to be in the best interests of the Trusts. Service Provider shall select, and may replace, the specific employee that it makes available to serve as the Identity Theft Officer, in Service Provider’s reasonable discretion, but the designation of any such person as the Identity Theft Officer shall be subject to the approval of the Trusts.

21.                               Anti-Money Laundering.

(a) VCM represents and warrants that each Trust acknowledges that such Trust is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act and shall comply with such Acts and applicable regulations adopted thereunder (such Acts and regulations

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collectively, the “Applicable AML Laws”) in all relevant respects, except to the extent a Trust is exempted in part or whole thereunder.

(b) Provision of AML Compliance Officer.  Subject to the provisions set forth in Item 21(a) above, this Item 21(b), and Item 21(c) below, the Service Provider agrees to make available to the Trusts a person to serve as the Trust’ AML Compliance Officer (“AML Compliance Officer”). The Service Provider’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of the Service Provider (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Subject to VCM contractually agreeing with each Trust that the Trust’s cooperation in implementing and complying with its AML Program, the AML Compliance Officer will assist the Trust in operating its AML Program, and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program. VCM shall provide copies of all books and records of the Trusts, as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. Each party agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of such other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Trusts), and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws. Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years after either the relationship with the shareholder has ended or the execution of the transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

(c) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that the Identity Theft Officer and AML Compliance Officer provided by the Service Provider under the provisions of this Schedule 2 will be executive officers of each Trust (“Executive Officers”).

II.                       Notes and Conditions Related to Fund Administration Services

1.                          Service Provider shall have no obligation to make available individuals to serve as officers of the Trusts (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.                          Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions when they are acting solely in their capacity as an Officer.

3.                          If any employee of Service Provider acts as an Officer of the Trusts, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds.  In addition, the Officer will be subject to each Trust’s policies, except for its code of ethics policy, as Service Provider complies with Rule 17j-1 through its own policy.  If Service Provider’s internal policies conflict with those of a Trust’s as it relates to the Officer’s duties to the Trust, Service Provider will notify Client promptly and the parties agree to develop an amicable resolution to the conflict.

4.                          The Trusts’ Organic Documents and/or resolutions of their Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the applicable Trust, except to the extent such Officer would otherwise be liable to the Trustor to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office.  In addition, the Client shall cause the Trusts to secure insurance coverage from a reputable insurance company for all Officers under a

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directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.                          Any Officer may resign for any reason and the Service Provider agrees to provide as much advance notice of such resignation as is possible under the circumstances.  Service Provider shall have no obligation to endeavor to make available another individual to act in any such capacity, if

(a)                     the applicable Trust’s Organic Documents do not, or no longer, contain the indemnity described above or the Trust has not secured or maintained the insurance policy described above;

(b)                     the Officer determines, in good faith, that the Trust —

(i)                                     has failed to secure and retain the services of reputable counsel or independent auditors;

(ii)                                  has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 38a-1 under the 1940 Act; or

(c)                      the Officer, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Trusts.

6.                          The Client shall promptly notify the Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client or the Trusts, one or more Fund shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Trsuts in a manner consistent with applicable laws.

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Schedule 2 to Services Agreement — Services

Appendix B — Sub-Fund Accounting Services

I.                            Services

Service Provider will keep and maintain all required books and records as required by Rule 31a-1 in accordance with the required time and format applicable to such records as set forth in Rule 31a-2.

a.                                      Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

b.                                      General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

c.                                       Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

d.                                      A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

All such books and records shall be the property of the applicable Trust, and Service Provider agrees to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all records and other information relative to the Trust; except when requested to divulge such information by duly constituted authorities or court process, or when requested by the Trust.

In addition to the maintenance of the books and records specified above, Service Provider shall perform the following account services daily for each Fund:

a.                                      Calculate the net asset value per Share utilizing prices obtained from the sources described below;

b.                                      Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from VCM or each Fund’s designee, as approved by the Boards;

c.                                       Verify and reconcile with the Funds’ custodian all daily trade activity;

d.                                      Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

e.                                       Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

f.                                        Calculate the dividend and capital gain distribution, if any;

g.                                       Calculate the yield;

h.                                      Provide the following reports:

(i) a current security position report;

(ii) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order);

(iii) a broker commission report; and

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(iv) a current cash position report (including cash available from portfolio sales and maturities and sales of a Fund’s Shares less cash needed for redemptions and settlement of portfolio purchases); and

i.                                          Such other similar services with respect to a Fund as may be reasonably requested by VCM.

II.                       Notes and Conditions Related to Fund Accounting Services

1.                          Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV errors shall be determined in accordance with the Investment Company Institute (“ICI”) policy on NAV errors, as that policy may be revised in the future.

2.                          The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client, the Trusts and the Trusts’ Board in their obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

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Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)                   The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)                   The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)                   The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)                   The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)                    The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)                     The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)                   The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

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Schedule 4 to Services Agreement

Fee Schedule

1.                                      FEES

The Client shall pay Service Provider an asset based as follows:

First $8 Billion in aggregate net assets of all Trusts	5.00 bps
Next $4 Billion in aggregate net assets of all Trusts	2.00 bps
Next $4 Billion in aggregate net assets of all Trusts	1.00 bps

In addition, for all new funds added after October 1, 2015, there will be a per fund minimum of $25,000 for the first year and $40,000 for each year thereafter.

2.                                      Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.                                         Reimbursement of Expenses.  The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)                                     All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)                                  All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)                               The cost of obtaining security and issuer information;

(iv)                              The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(v)                                 Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(vi)                              All copy charges;

(vii)                           Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(viii)                        All systems-related expenses associated with the provision of special reports;

(ix)                              NSCC charges and Depository Trust & Clearing Corporation charges

(x)                                 The cost of tax data services;

(xi)                              Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xii)                           Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.                                         Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

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(i)                                     A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)                                  System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(iii)                               Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iv)                              Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(v)                                 Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;

(vi)                              Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;

(vii)                           Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;

(viii)                        The Client’s portion of SSAE 16 (or any similar report) expenses, to the extent applicable;

(ix)                              Check and payment processing fees; and

(x)                                 Costs of rating agency services.

3.                                      Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.

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Schedule 5 to Services Agreement

Service Standards

In the event that Service Provider fails to meet the same service standard listed below for two consecutive quarters, Client shall have the right, exercisable over the next thirty days, to terminate this Agreement upon ninety days written notice to Service Provider. Any failure to meet the standard due to a circumstance outside of Service Provider’s control (as set forth in the Agreement) shall not be deemed a failure by Service Provider to meet its standard.

Item	Standard
- NAV Calculation Accuracy	99% per quarter based on ICI guidelines

- NASDAQ Reporting Accuracy	98% per quarter

- Communication of NAV error	On the date of discovery.

- Written analysis that details the root cause and shareholder impact of a NAV error.	Within 24 hours of discovery (excluding weekends and holidays), unless extension agreed upon due to complexity of the issue.

- Final written analysis with mitigation plan.	Within 72 hours of discovery (excluding weekends and holidays), unless extension agreed upon due to complexity of the issue.

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Schedule 6 to Services Agreement

List of Funds

Victory Portfolios

Victory Strategic Allocation Fund

Victory Diversified Stock Fund

Victory Expedition Emerging Markets Small Cap Fund

Victory INCORE Fund for Income

Victory INCORE Investment Grade Convertible Fund

Victory INCORE Total Return Bond Fund

Victory Index 500 Fund

Victory Integrity Discovery Fund

Victory Integrity Mid-Cap Value Fund

Victory Integrity Small-Cap Value Fund

Victory Integrity Small/Mid-Cap Value Fund

Victory Munder Multi-Cap Fund

Victory Munder Mid-Cap Core Growth Fund

Victory Munder Small-Cap Growth Fund

Victory National Municipal Bond Fund

Victory NewBridge Global Equity Fund

Victory NewBridge Large Cap Growth Fund

Victory Ohio Municipal Bond Fund

Victory Select Fund

Victory Special Value Fund

Victory Sycamore Established Value Fund

Victory Sycamore Small Company Opportunity Fund

Victory Trivalent Emerging Markets Small-Cap Fund

Victory Trivalent International Fund—Core Equity

Victory Trivalent International Small-Cap Fund

Victory Portfolios II

Victory CEMP International Volatility Wtd Fund

Victory CEMP Emerging Market Volatility Wtd Fund

Victory CEMP International Enhanced Volatility Wtd Fund

Victory CEMP US 500 Volatility Wtd Fund

Victory CEMP US 500 Enhanced Volatility Wtd Fund

Victory CEMP US Small Cap Volatility Wtd Fund

Victory CEMP Commodity Volatility Wtd Index Strategy Fund

Victory CEMP Commodity Enhanced Volatility Wtd Index Strategy Fund

Victory CEMP Long/Short Strategy Fund

Victory CEMP Market Neutral Income Fund

Victory CEMP Multi-Asset Balanced Fund

Victory CEMP Multi-Asset Growth Fund

Victory CEMP Alternative Strategies Fund

Victory CEMP US Large Cap High Dividend Volatility Wtd Fund*

Victory CEMP US EQ Income Enhanced Volatility Wtd Fund

* Launch pending

Victory Variable Insurance Funds

Victory Variable Insurance Diversified Stock Fund

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